Exhibit 99.1
FOR IMMEDIATE RELEASE
MRV COMMUNICATIONS REPORTS SECOND QUARTER OF 2005 FINANCIAL RESULTS
FTTP Business Resumes Growth In The Third Quarter
Second Quarter Revenues Increase 4% Sequentially
CHATSWORTH, CA — July 27, 2005 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of network equipment and services and fiber optic components for metropolitan access and Fiber-to-the-Premise networks, today reported its results for its second quarter ended June 30, 2005.
Revenues for the second quarter of 2005 were $64.6 million, which represents a sequential increase of 4% from the immediately preceding quarter and a year-over-year decrease of 4%. Revenues for the first half of 2005 were $126.7 million compared to revenues of $126.8 million for the same period last year. Net loss for the second quarter of 2005 was $4.1 million, or $0.04 per share, a reduction of 35% when compared to a net loss of $6.4 million, or $0.06 per share, for the first quarter of 2005. Net loss for the second quarter of 2004 was $3.1 million, or $0.03 per share. Net loss for the first half of 2005 was $10.6 million, or $0.10 per share, compared to a net loss of $7.8 million, or $0.07 per share, for the first half of 2004.
“As expected, our FTTP business resumed growth in the third quarter,” commented Noam Lotan, President and Chief Executive Officer or MRV. “Our revenues for our optical components decreased in the second quarter as result of the transition to the next generation of our FTTP triplexer discussed last quarter. This transition was successfully completed and we have resumed shipping the next generation FTTP triplexer. We have greater visibility into carriers’ FTTP deployments in North America and we expect this growth to continue for the remainder of the year and beyond. We are the dominant leader in components for FTTP networks in North America. We are committed to retaining our leadership through maintaining long term relationships with our key customers.”
Mr. Lotan continued, “Our second quarter revenues were at the upper end of our expectations. The introduction of new products is an important catalyst for our future growth. During the quarter, we introduced our OptiSwitchTM 9000 product line and enhanced our Cross Connect product line with a 288-port chassis. Our OS9000 enables carriers to offer their business customers advanced Metro Ethernet services for triple-play voice, video and data networks. We also introduced the 288-port chassis in our Cross Connect product line. The 288-port Cross Connect provides any-to-any port, physical layer switching that enables carriers, IT managers and lab engineers to dynamically reconfigure their network infrastructure. Based on our confidence in our current product offerings and channels, we are aggressively increasing our worldwide sales organization.”
Third Quarter Outlook
MRV estimates that revenues for the third quarter of 2005 will be in the range of $62 million to $66 million. Net loss per share is forecasted to be in the range of $0.04 to $0.05 per share.

Other Information
MRV will host a conference call to discuss its second quarter of 2005 financial results on Wednesday, July 27, 2005 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number is (617) 801-9702, access code 48530284. A financial presentation designed to guide participants through the call will also be available. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website at http://ir.mrv.com.
About MRV Communications, Inc.
MRV provides optical Ethernet access equipment and services, and optical components. MRV Communications, Inc, (a Delaware corporation, “MRV” or the “Company”) designs, manufactures, sells, distributes, integrates and supports communication equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprise group. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, physical layer products and console management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include fiber optic transceivers for metropolitan, access and Fiber-to-the-Premises, or FTTP, applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows MRV to penetrate targeted vertical and regional markets. For more information, please visit our websites at www.mrv.com and www.luminentoic.com.
Forward-Looking Statements
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. For example, our statements regarding our expected revenues and net loss for the third quarter of 2005 that ends on September 30, 2005 are forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets, market acceptance of new products, continued acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV’s prices; the continued ability to protect MRV’s intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV’s customers and vendors; adverse results in litigation; the impact of legislative actions, higher insurance costs and potential new accounting pronouncements; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in MRV’s operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; and continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for MRV’s products.
For further information regarding risks and uncertainties associated with MRV’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s investor relations website at http://ir.mrv.com.
All information in this release is as of July 27, 2005. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
Investor Relations
MRV Communications, Inc.
Investor Relations
(818) 886-MRVC (6782)
ir@mrv.com

MRV Communications, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(Unaudited)
Revenue	$64,647	$67,231	$126,654	$126,845
Cost of goods sold	42,294	43,669	83,257	82,858

Gross profit	22,353	23,562	43,397	43,987
Gross margin	35%	35%	34%	35%

Operating costs and expenses:
Product development and engineering	6,287	5,805	12,818	12,143
Selling, general and administrative	18,300	18,676	36,580	36,826

Total operating costs and expenses	24,587	24,481	49,398	48,969

Operating loss	(2,234)	(919)	(6,001)	(4,982)

Interest expense	(1,715)	(707)	(2,501)	(1,300)
Other income (expense), net	231	(333)	716	85

Loss before taxes	(3,718)	(1,959)	(7,786)	(6,197)
Provision for taxes	425	1,110	2,794	1,649

Net loss	$(4,143)	$(3,069)	$(10,580)	$(7,846)

Earnings (loss) per share:
Basic and diluted	$(0.04)	$(0.03)	$(0.10)	$(0.07)
Weighted average number of shares:
Basic and diluted	104,350	105,596	104,248	105,550

MRV Communications, Inc.
Balance Sheets
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,774	$77,226
Short-term marketable securities	—	3,395
Time deposits	736	1,559
Accounts receivable, net	66,961	80,755
Inventories	43,943	42,264
Deferred income taxes	162	2,395
Other current assets	7,529	8,939

Total current assets	190,105	216,533

Property and equipment, net	15,796	19,089

Goodwill	29,965	29,965

Long-term marketable securities	1,629	1,839

Deferred income taxes	629	—

Investments	3,063	3,063

Other assets	1,406	1,589

	$242,593	$272,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$21,889	$25,286
Accounts payable	34,272	43,209
Accrued liabilities	25,117	26,915
Deferred revenue	4,133	4,556
Other current liabilities	1,849	2,572

Total current liabilities	87,260	102,538

Convertible notes	23,000	23,000

Other long-term liabilities	6,362	5,663

Minority interest	5,005	5,318

Commitments and contingencies

Stockholders’ equity	120,966	135,559

	$242,593	$272,078